Exhibit 99.1

News Release

U.S. Silica Announces Intent to Refinance Existing Senior Secured Facility

Frederick, MD., June 28, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has launched an initiative, subject to market and other conditions, to refinance its current senior debt by entering into a new $425 million senior secured credit facility, consisting of a $375 million term loan and a $50 million revolving credit facility. U.S. Silica currently has a $255 million senior secured term loan and a $50 million revolving credit facility. The Company expects the refinancing to close in the third quarter of 2013.

“We believe the current credit market and low interest environment provide us with an opportunity to further enhance our financial flexibility and lower our cost of capital,” said Don Merril, U.S. Silica Vice President and Chief Financial Officer. “This proposed transaction would complement our long-term strategy with respect to growth opportunities and shareholder-enhancing initiatives,” he added.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s financing plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors, such as credit market uncertainty, could cause actual results to differ materially and adversely from these forward-looking statements. Information concerning these factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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